EXHIBIT 3.4

OSIRIS THERAPEUTICS, INC.

ARTICLES OF AMENDMENT

Osiris Therapeutics, Inc., a Maryland corporation (the “Corporation”), under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect (the “Charter”) pursuant to Section 2-604 of the Maryland General Corporation Law.

SECOND: The Charter of the Corporation is hereby amended by deleting therefrom in its entirety the existing Section 5.7 of Article V of the Charter, and inserting in lieu thereof, the following new Section 5.7:

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“Section 5.7. Removal of Directors.  Subject to the rights of holders of one or more classes or series of stock of the Corporation to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of at least a majority of all the votes entitled to be cast generally for the election of directors.”

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THIRD: The Charter of the Corporation is hereby amended by deleting therefrom in its entirety the existing Section 6.1 of Article VI of the Charter, and inserting in lieu thereof, the following new Section 6.1:

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“Section 6.1. Authorized Shares.  The Corporation has authority to issue seventy-seven million (77,000,000) shares of stock, consisting of seventy-two million (72,000,000) shares of common stock, par value $0.001 per share (“Common Stock”), and five million (5,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.”

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FOURTH:  The foregoing amendment to the Charter as set forth in these Articles of Amendment have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FIFTH:  These Articles of Amendment shall be effective upon filing with the Department.

SIXTH:  The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the undersigned has executed, signed and acknowledged these Articles of Amendment on behalf of Osiris Therapeutics, Inc. this 26th day of June, 2018.

OSIRIS THERAPEUTICS, INC.,
a Maryland Corporation

By:	/s/ Edward Yip
Name:	Edward Yip
Title:	Chief Legal Officer